Exhibit 99.1

December 21, 2007

By Hand

John F. Elter

17 Rockrose

East Greenbush, New York 12061

Dear John:

This letter proposes an agreement (the “Agreement”) between you and Plug Power Inc. (the “Company”) related to your retirement from your employment with the Company. If you agree to the terms of this Agreement, you acknowledge that you are entering into this Agreement voluntarily.

Specifically, you and the Company agree as follows:

1. Resignation from Employment.

This confirms that you will retire and resign from employment with the Company effective on December 31, 2007 (the “Resignation Date”). You further confirm that you will resign from any and all other positions that you hold with the Company and its subsidiaries and affiliates as an officer, director or otherwise effective on the Resignation Date.

You acknowledge that the Company has paid to you all wages and accrued but unused vacation pay due to you through the date of this Agreement.

2. Severance Benefits.

(a) Severance Pay. The Company shall pay you severance pay (“Severance Pay”) consisting of salary continuation at your final base salary rate of $267,671.04 per year effective for the period from January 1 through December 31, 2008 (the “Severance Pay Period”). The Company shall pay you Severance Pay on its regular payroll dates applicable to your position with the Company, provided that the Company is not obligated to make Severance Pay payments to you before this Agreement becomes effective. If the Company does not make one or more payments of Severance Pay on a regular payroll date because this Agreement has not yet become effective, the Company shall make all such payments by the first feasible payroll date after the Agreement becomes effective.

968 Albany-Shaker Road • Latham, New York 12110 • Web Site: www.plugpower.com

Telephone (518) 782-7700 • Facsimile: (518) 782-7914

John F. Elter

December 21, 2007

(b) Health Benefits. With respect to medical, dental and orthodontic insurance coverage obtained through the Company prior to the date of this Agreement, beginning December 31, 2007, you may elect to continue coverage for you and any beneficiaries pursuant to COBRA at your own expense, to the extent you and your beneficiaries remain eligible.

(c) Other Insurance Benefits. To the extent permitted by law and the terms of the applicable insurance policies and plans, the Company will continue life insurance, accidental death and dismemberment and long-term disability insurance as if you remained an active employee through December 31, 2008.

3. Stock.

(a) Stock Options.

Upon the Resignation Date, the Company, subject to approval by the Compensation Committee of its Board of Directors (the “Compensation Committee”), will accelerate the vesting of those options that you hold to purchase shares of the Company’s common stock pursuant to the Plug Power, Inc. 1999 Stock Option and Incentive Plan, as amended, or any predecessor plan (the “Plan”) and any grant agreements between the Company and you to the extent that such options would have vested during the period from January 1, 2008 to and including December 31, 2008. You may elect to exercise your vested options by no later than January 1, 2009. Except as specifically provided herein, all other stock options that are not vested as of the Resignation Date shall expire and will not be exercisable. You acknowledge that the following summarizes all options that will vest as a result of acceleration and that shall remain exercisable by you as of the Resignation Date in addition to any stock options held by you that vested prior to the Resignation Date that have not yet been exercised by you:

Grant Date	Scheduled Vesting Date	Options Amount	Expiration Date	Option Price

11/14/01	vested	8,810	11/14/11	$8.53

11/14/01	vested	27,000	11/14/11	$8.53

02/10/04	vested	25,000	02/10/14	$9.20

01/28/05	vested	16,665	01/28/15	$5.39

01/28/05	01/28/08	8,335	01/28/15	$5.39

02/01/06	vested	6,666	02/01/16	$5.58

02/01/06	02/01/08	6,666	02/01/16	$5.58

02/01/06	02/01/09	6,668	02/01/16	$5.58

02/14/07	02/14/08	8,332	02/14/17	$3.75

02/14/07	02/14/09	8,333	02/14/17	$3.75

02/14/07	02/14/10	8,335	02/14/17	$3.75

John F. Elter

December 21, 2007

The exercise of any such stock options shall be subject to the terms of the Plan and the respective grant agreements, except with respect to the time limits on exercise as are otherwise amended by this Agreement.

(b) Restricted Stock.

As of the Resignation Date, the Company, subject to approval by the Compensation Committee, will accelerate the lapsing of restrictions with respect to those shares of restricted stock that you hold pursuant to the Plug Power, Inc. 1999 Stock Option and Incentive Plan, as amended, or any predecessor plan (the “Plan”) and any grant agreements between the Company and you to the extent that any restrictions on such shares would have lapsed during the period from January 1, 2008 to and including December 31, 2008. Except as specifically provided herein, all other restricted shares for which the restrictions have not lapsed as of the Resignation Date shall expire. You acknowledge that the following summarizes all restricted shares for which the restrictions will lapse as a result of acceleration of lapsing which are in addition to those shares for which the restrictions had lapsed prior to the Resignation Date:

Grant Date	Scheduled Restriction Lapse Date	Shares for Which Restrictions Lapse
02/01/06	2/1/08	3,333

Your sale of any such stock shall be subject to the terms of the Plan and the respective grant agreement. Any tax withholding owed by you in connection with the vesting of the restricted shares will be paid by the Company retaining from the relevant award that number of shares with an aggregate fair market value (as of the date the withholding is effected) that would satisfy the withholding amount due.

John F. Elter

December 21, 2007

4. Attorney’s Fees.

The Company hereby agrees to pay up to $5,000.00 for reasonable attorney’s fees incurred by you in connection with your consideration and review of this Agreement. This payment shall be made directly to the attorney you select within ten (10) business days of either (a) the Company’s receipt of such attorney’s final bill to you, or (b) the Effective Date, whichever is later.

5. Services and Status as a Consultant to the Company.

You agree to provide consulting services to the Company from the Resignation Date through December 31, 2008 (the “Consulting Period”) as and when requested to do so by the Company. As a consultant to the Company, you agree that, upon request from the Company’s Chief Executive Officer, you will: provide assistance with respect to transitional matters that may arise in connection with the termination of your employment, respond to requests for assistance or information concerning business matters with which you became familiar while employed and provide such other services as the Company may reasonably request including, but not limited to, those services outlined on Exhibit A to this Agreement (the “Consulting Services”). At no time during the Consulting Period will you be required to spend more than 10 hours per week performing the Consulting Services. The Company will advance or reimburse any reasonably necessary expenses you may incur in performing the Consulting Services in accordance with Company policy.

6. Tax Treatment.

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

7. Return of Property.

You confirm that, on or before the Resignation Date, you will return to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective), except that you and the Company have agreed that, during the Consulting Period, you may retain your office at the Company’s headquarters and Company-issued computer workstation, cell phone and/or Blackberry and that you may otherwise complete the return of the items listed above at the termination of the Consulting Period. You also commit to deleting and finally purging any

John F. Elter

December 21, 2007

duplicates of files or documents that may contain Company information from any computer or other device that remains your property after the Resignation Date. In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.

8. Affirmation of Obligations Under Plug Power’s Employee Patent, Confidential Information and Non-Compete Agreement.

You acknowledge and agree that, on or about February 20, 2001, you and the Company entered into the Employee Patent, Confidential Information and Non-Compete Agreement which is attached as Exhibit B (the “Confidentiality Agreement”). You hereby affirm the enforceability of the Confidentiality Agreement and agree to abide by your obligations as set forth in the Confidentiality Agreement notwithstanding the termination of your employment; provided that you and the Company agree that Paragraph G of the Confidentiality Agreement shall be amended to read as follows:

G) not to work for, consult with, provide any services to or provide information to any of the following entities: UTC Power, ReliOn, IdaTech, Ion America/Bloom Energy and/or Proton Energy or any of their successors or assigns within a one (1) year period from the Resignation Date without first notifying the Company. If, in the opinion of the Company such work would compromise the interests of the Company, you agree to forgo such work.

9. Release of Your Claims.

In consideration for, among other terms, the payments and benefits described in Sections 2, 3, 4, and 5, to which you acknowledge you would otherwise not be fully entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by and termination of employment with the Company;
•	of wrongful discharge;
•	of breach of contract;
•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964);

John F. Elter

December 21, 2007

•	under any other federal or state statute;
•	of defamation or other torts;
•	of violation of public policy;
•	for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and
•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Agreement.

You agree that you shall not seek or accept damages of any nature, other equitable or legal remedies for your own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned to any third party and you have not filed with any agency or court any Claim released by this Agreement.

10. Nondisparagement.

You agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. You further agree not to take any actions or conduct yourself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of its affiliates or any of its current or former officers, directors, shareholders, employees or agents. You further agree that you shall not voluntarily provide information to or otherwise cooperate with any individual or entity that is contemplating or pursuing litigation against any of the Releasees or that is undertaking any investigation or review of any of the Releasees’ activities or practices; provided, however, that you may participate in or otherwise assist in any investigation or inquiry conducted by the EEOC or the New York Division of Human Rights. These nondisparagement obligations shall not in any way affect your obligation or the obligation of the above-referenced persons to testify truthfully in any legal proceeding.

11. Communications Concerning Your Separation.

If asked about the circumstances of your separation of employment with the Company, you shall state that you retired from your position and will otherwise make statements consistent with any communication and/or press release issued by the Company announcing your retirement from employment; provided that this shall not prohibit you from testifying truthfully in any legal proceeding, providing truthful information in response to a request from a governmental agency, or providing truthful information in response to a request for information in connection with your application for employment with another employer.

John F. Elter

December 21, 2007

12. Information Concerning Actual, Potential or Alleged Financial Irregularities.

You represent that you are not aware of any actual, potential or alleged financial irregularities concerning the Company.

13. Future Cooperation.

You agree to cooperate reasonably with the Company and all of its affiliates (including its and their outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information. You further agree to make yourself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. The Company shall not utilize this Section 13 to require you to make yourself available to an extent that would unreasonably interfere with full-time employment responsibilities that you may have. You agree to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness. The Company shall also reimburse you for any pre-approved reasonable business travel expenses that you incur on the Company’s behalf as a result of your litigation cooperation services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy. In addition, for all time that you reasonably expend in cooperating with the Company or any of its affiliates pursuant to this Section 13 after December 31, 2008, the Company shall compensate you at the rate of $ 150.00 per hour; provided that your right to such compensation shall not apply to time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials. You further agree that you shall not voluntarily provide information to or otherwise cooperate with any individual or entity that is contemplating or pursuing litigation against any of the Releasees or that is undertaking any investigation or review of any of the Releasees’ activities or practices; provided, however, that you may participate in or otherwise assist in any investigation or inquiry conducted by the EEOC or the New York State Division of Human Rights. Notwithstanding the foregoing, this provision shall not apply to the extent that your breach of this Agreement consists of initiating a legal action in which you contend that the release set forth in Section 9 is invalid, in whole or in part, due to the provisions of 29 U.S.C. §626(f).

14. Suspension or Termination of Payments.

In the event that you fail to comply with any of your obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach the Company shall have the right to terminate or suspend its payments to you under this Agreement to the extent that those payments exceed those that otherwise would have been provided to you as set forth in your letter agreement with the Company dated March 2, 2001. The termination or suspension of such payments in the event of such breach by you will not affect your continuing obligations under this Agreement. Notwithstanding the foregoing, this provision shall not apply to the extent that your breach of this Agreement consists of initiating a legal action in which you contend that the release set forth in Section 9 is invalid, in whole or in part, due to the provisions of 29 U.S.C. § 626(f).

John F. Elter

December 21, 2007

15. Legal Representation.

This Agreement is a legally binding document and your signature will commit you to its terms. You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney and that you have, in fact, done so. You further represent that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.

16. Absence of Reliance.

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

17. Enforceability.

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18. Waiver.

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

19. Enforcement.

(a) Jurisdiction. You and the Company hereby agree that the Supreme Court of New York State and the United States District Court for the Northern District of New York shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, you (i) submit to the jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

John F. Elter

December 21, 2007

(b) Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in Sections 7, 8, 9, 10, 11, 12 or 13 and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under Sections 7, 8, 9, 10, 11, 12 or 13, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. In the event that the Company commences any action to enforce Sections 7, 8, 9, 10, 11, 12 or 13, then the prevailing party in any such action shall be entitled to attorney’s fees and costs incurred in any such action.

20. Governing Law; Interpretation.

This Agreement shall be interpreted and enforced under the laws of the State of New York, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

21. Entire Agreement.

This Agreement constitutes the entire agreement between you and the Company. This Agreement supersedes any previous agreements or understandings between you and the Company except the Confidentiality Agreement (Exhibit B hereto) and any stock option or restricted stock grants between you and the Company, which remain in full force and effect, to the extent amended hereby.

22. Time for Consideration; Effective Date.

You have the opportunity to consider this Agreement for twenty-one (21) days before signing it. To accept this Agreement, you must return a signed original of this Agreement so that it is received by the undersigned at or before the expiration of this twenty-one (21) day period. If you sign this Agreement within less than twenty-one (21) days of the date of its delivery to you, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period. You acknowledge that any modifications made to the Agreement since it was originally presented to you were made at your request and do not trigger an additional 21-day consideration period. For the period of seven (7) days from the date when this Agreement becomes fully executed, you have the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

John F. Elter

December 21, 2007

23. Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

24. Binding Effect.

This Agreement shall be binding on, and inure to the benefit of, the parties’ respective heirs, administrators, representatives, successors, assigns and affiliated entities.

Please indicate your agreement to the terms of this Agreement by signing and returning to me the original of this letter within the time period set forth above.

Very truly yours,

PLUG POWER INC.

By:
	Roger Saillant President & CEO	Date

Enclosure (Exhibits A and B)

You are advised to consult with an attorney before signing this Agreement. The foregoing is agreed to and accepted by:

John F. Elter	Date

John F. Elter

December 21, 2007

Exhibit A

Consulting Services

Consultant shall be available for the following Consulting Services:

1. Consultant will be primarily responsible for the Russian Statement’s of Work (SOWs) coordinating activities with the appropriate Company employee in the Advanced Concepts business unit. Such responsibilities for the SOWs may include travel to Russia to represent the Company, such travel and expenses to be reimbursed per the Agreement and the Company’s Travel and Expense Policy.

2. Consultant will represent the Company at and in important national and international technical forums upon reasonable request of the Company. Such representation will include representing the interests of the Company as a Board member of the National Hydrogen Association. Travel and expenses for such representation shall be reimbursed per the Agreement and the Company’s Travel and Expense Policy.

3. Consultant will evaluate potential new technologies that may be of interest to the Company and will file reports on his findings with the Company on no less than a monthly basis.

4. Consultant will provide technical assistance in the area of the Company’s intellectual property, know how, and other reformer based knowledge, including, but not limited to, the potential transfer of such intellectual property to third parties. Consultant will work with and advise the Company’s Patent Counsel on intellectual property matters and provide input to the development of an intellectual property strategy.

5. Consultant will assist the Chief Executive Office (CEO) and his or her staff, at the reasonable request of the CEO and his or her staff, to advise of technical decisions related to the programs and products being pursued by the Company.

6. Consultant will manage and maintain the Company’s relationship with the Scientific Advisory Board (SAB) during the ongoing transition to the new CEO. Once the new CEO is selected, a decision on the viability of the SAB will be determined by the new CEO with input from the Consultant and such Company executives as may be appropriate. Thereafter, the Consultant will cooperate with the Company in communicating the Company’s position to the SAB.